Exhibit 10.3
AMENDED AND RESTATED EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT – NOTICE OF GRANT

Evoqua Water Technologies Corp. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) Performance Share Units (the “Performance Share Units” or “PSUs”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Amended and Restated Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise.

Date of Grant:	[●]
Name of Grantee:	[●]
Total Target Number of PSUs:	[●]
Performance Period	October 1, 2021 through September 30, 2024
Potential Payout %:	From 0% to 200%
Vesting:

Subject to the terms and conditions set forth in the Award Agreement and in the Statement of Performance Goals, the PSUs shall become earned (“Earned PSUs”) to the extent that the performance goals for the PSUs are achieved, as set forth or contemplated in the Statement of Performance Goals, provided (except as otherwise provided in the Award Agreement) that the Grantee has remained in continuous employment with the Company or a Subsidiary through the last day of the Performance Period.

The Performance Share Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 60 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 6 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.
This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.
EVOQUA WATER TECHNOLOGIES CORP.
By: _____________________________________

Name: Title:

GRANTEE
By: _____________________________________

Name: [●]

Exhibit A

AMENDED AND RESTATED EVOQUA WATER TECHNOLOGIES CORP.
2017 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT
AWARD AGREEMENT
THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and between Evoqua Water Technologies Corp. (the “Company”) and the individual set forth on the signature page (the “Grantee”) to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Performance Share Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.
1.No Right to Continued Employee Status or Service
Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other affiliates to Terminate the Grantee.
2.Grant of PSUs
Subject to and upon the terms, conditions and restrictions set forth in this Award Agreement, including any additional terms and conditions for the Grantee’s country (for any Grantee outside the United States only) set forth in Appendix A that forms part of this Award Agreement, and in the Plan, the Company has granted to the Grantee, as of the Date of Grant, the target number of Performance Share Units set forth in the Notice (the “Performance Share Units” or “PSUs”). Each earned and vested PSU shall represent the right of the Grantee to receive one (1) Share, subject to and upon the terms and conditions of this Award Agreement, the Plan, and the achievement of the Performance Objectives approved by the Committee.
3.Term of Performance Share Units
This Award Agreement shall remain in effect until the Performance Share Units have (a) become earned and fully vested, and (b) been settled or been forfeited by the Grantee as provided in this Award Agreement.
4.Vesting of Performance Share Units.
(a)Vesting Schedule. Subject to the terms and conditions set forth in this Award Agreement and in the Statement of Performance Goals attached hereto as Exhibit 1, the PSUs shall become earned (“Earned PSUs”) to the extent that the performance goals are achieved on the date on which the Board or Committee determines the level of attainment of the performance goals during the Performance Period (the “Determination Date”). The Determination Date for the PSUs shall occur no later than 2 ½ months after the end of the Performance Period. Provided (except as otherwise provided in the Award Agreement) that the Grantee has not Terminated prior to the last day of the Performance Period, the total Earned PSUs shall vest on the Determination Date. Any PSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) below, if the Grantee Terminates prior to the end of the Performance Period.

(b)Subject to Sections 4(c)-(e) below, if the Grantee incurs prior to the last day of the Performance Period a Termination for any reason, whether voluntarily or involuntarily, then all PSUs shall terminate as of the date of the Grantee’s Termination. If the Grantee incurs a Termination for Cause, then the Performance Share Units (including, for the avoidance of doubt, Earned PSUs) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.
(c) Termination due to Death or Disability. If the Grantee incurs a Termination due to the Grantee’s death or Disability during the Performance Period, the PSUs shall remain eligible to vest in accordance with the terms and conditions of Section 4(a) as though the Grantee had remained in the continuous employ of the Company or a Subsidiary until the end of the Performance Period; provided, however, that in such circumstances, the number of PSUs that may become Earned PSUs pursuant to Section 4(a) above shall be pro-rated as follows: (i) the total number of Earned PSUs for the Performance Period multiplied by (ii) a fraction with the numerator equal to the number of calendar days that elapsed from the first day of the Performance Period until the Grantee’s Termination and the denominator equal to 1,096.
(d)Retirement. Subject to the remainder of this Section 4, if the Grantee has (x) (i) attained the age of 65 or (ii) attained the age of 55 and completed at least ten (10) consecutive years of service with the Company and (y) delivered written notice to the Company on or after meeting the requirements set forth in clause (x) of his or her intent to retire from the Company (such notice, a “Retirement Notice”) at least six months prior to the effective date of his or her retirement ((x) and (y), together, referred to as becoming “Retirement Eligible,” and the Termination of service referred to as the “Retirement”), the Grantee’s PSUs shall, notwithstanding his or her Termination for any reason other than Cause prior to any applicable vesting date, remain eligible to vest in accordance with the terms and conditions of Section 4(a) as though the Grantee had remained in the continuous employ of the Company or a Subsidiary until the end of the Performance Period; provided, however, that in such circumstances, the number of PSUs that may become Earned PSUs pursuant to Section 4(a) above shall be pro-rated as follows: (i) the total number of Earned PSUs for the Performance Period multiplied by (ii) a fraction with the numerator equal to the number of calendar days that elapsed from the first day of the Performance Period until the Grantee’s Termination and the denominator equal to 1,096; provided further, that, if the Company becomes aware of circumstances that would have given rise to the Grantee’s Termination for Cause, any PSUs that remain unvested as of the date of the Company’s becoming aware of such circumstances shall be forfeited for no consideration.
(e)Change in Control.
(i)Notwithstanding Section 4(a) above, if at any time before the Determination Date or forfeiture of the PSUs, and while the Grantee is providing services to the Company or a Subsidiary, a Change in Control occurs, then the PSUs will vest (except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(e)(ii) to continue, replace or assume the PSUs covered by this Award Agreement (the “Replaced Award”)) as follows: 100% of the Total Target Number of PSUs will become Earned PSUs and vest at the target level. Earned PSUs that vest in accordance with this Section 4(e)(i) will be paid as provided for in Section 5 of this Award Agreement.
(ii)For purposes of this Award Agreement, a “Replacement Award” means an award (A) of time-based restricted share units equal to 100% of the Total Target Number of PSUs that will vest based solely on the passage of time subject to the Grantee’s continued employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”)

through the end of the Performance Period (which will become the new vesting date applicable to such units), (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. For the avoidance of doubt, 100% of the Total Target Number of PSUs will convert into time-based restricted stock units as described in clause (A) above in order for the PSUs granted hereunder to be considered a Replaced Award for purposes of this Section 4. The determination of whether the conditions of this Section 4(e)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)Subject to any applicable provisions set forth in an employment agreement between the Grantee and the Company or any Subsidiary (the “Employment Agreement”) that would result in more favorable vesting of the PSUs for the Grantee, and notwithstanding the foregoing, if, after receiving a Replacement Award, the Grantee experiences a Termination from the Successor by reason of a termination of the Grantee by the Successor without Cause within the 12-month period following a Change in Control or, if applicable, any longer period following a Change in Control to the extent set forth in an Employment Agreement, and, in each case, during the remaining vesting period for the Replacement Award, then, notwithstanding anything to the contrary, the Replacement Award shall vest, at a target award level, and become nonforfeitable with respect to the restricted share units covered by such Replacement Award upon such termination (or, if applicable, upon satisfaction of any other conditions set forth in the applicable Employment Agreement, including, without limitation, the execution of a release of claims), and shall be paid in accordance with Section 5(d) of this Award Agreement.
(iv)If a Replacement Award is provided, notwithstanding anything in this Award Agreement to the contrary, any outstanding PSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be paid as provided for in Section 5 of this Award Agreement.
5.Settlement
(a)Payment for the Earned PSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of Shares.

(b)Except as otherwise provided in this Award Agreement, payment of the Earned PSUs shall be made as soon as administratively practical following (but in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends) (such date, the “Payment Date”).
(c)If the Grantee is Terminated due to the Grantee’s death or Disability pursuant to Section 4(c) above or due to the Grantee’s Retirement pursuant to Section 4(d) above, the pro-rated portion of the PSUs that has become Earned PSUs and vested following the Determination Date pursuant to Sections 4(c) or (d) above, as applicable, will be payable to the Grantee in accordance with Section 5(b) above.
(d)Notwithstanding Sections 5(a)-(c), to the extent that the PSUs become Earned PSUs and vest on the date of a Change in Control pursuant to Section 4(e)(i) or on a termination of the Grantee by the Successor without Cause within a period of 12 months (or, if applicable, any longer period to the extent set forth in an Employment Agreement) after the Change in Control and during the remaining vesting period for the Replacement Award, pursuant to Section 4(e)(iii), the Grantee will receive payment for the Earned PSUs on the date of the Change in Control or termination, respectively (or, if applicable, upon satisfaction of any other conditions set forth in the applicable Employment Agreement, including, without limitation, the execution of a release of claims).
In all events and notwithstanding any other provision of this Award Agreement or the Plan, payment for the Earned PSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code. The Company’s obligations to the Grantee with respect to the PSUs will be satisfied in full upon the issuance of Shares corresponding to such PSUs.
6.Prohibited Activities
(a)No Sale or Transfer. Unless otherwise required by law, the Performance Share Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Performance Share Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state, local, or foreign tax authority.
(b)Right to Terminate Performance Share Units and Recovery. The Grantee understands and agrees that the Company has granted the Performance Share Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (i) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement (as defined below) to which the Grantee is a party, or (ii) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (iii) the Grantee engages in any activity prohibited by this Section 6 of this Award Agreement, or (iv) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or (v) the Grantee is convicted of a felony against the Company or any of its affiliates or (vi) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party (as applicable), then, in addition to any other rights and remedies available to the Company, to the extent permitted under applicable law, the Company shall be entitled, at its option, exercisable by written notice, to terminate the

Performance Share Units (including the vested or earned portion of the Performance Share Units) without consideration, which shall be of no further force and effect. “Restrictive Agreement” shall mean (A) for any Grantee who is not a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee and (B) for any Grantee who is a resident of the State of California, any agreement between the Company or any Subsidiary and the Grantee that contains non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee. Notwithstanding anything in this Award Agreement or the Plan to the contrary, nothing in this Award Agreement or Plan prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
(c)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 6 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 6 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.
7.No Rights as Stockholder
The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Performance Share Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a stockholder of record on the books of the Company following delivery of the Shares in settlement of the Performance Share Units.
8.Taxation Upon Settlement of the Performance Share Units; Tax Withholding; Parachute Tax Provisions
The Grantee understands that the Grantee will recognize income for federal, state, local, and foreign income tax purposes, as applicable, in respect of the vesting and/or settlement of the Performance Share Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with the Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.
The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Performance Share Units. The Company shall withhold at the minimum tax withholding rate required by law any amount payable to the Grantee sufficient to cover any federal, state, local, or foreign withholding taxes which may become required with respect to such vesting and settlement, and take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Performance Share Units. The Company shall have the right to require that the Grantee, or the Grantee’s beneficiary, furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Performance Share Units. In the event of any remaining tax balance, the Grantee will be required to deliver a check for that amount payable to the Company before the Shares are deposited into the Grantee’s plan account.

In connection with the grant of the Performance Share Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit 2 attached hereto.
9.Securities Laws
Upon the acquisition of any Shares pursuant to the settlement of the Performance Share Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Performance Share Units in any way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, or any other federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Performance Share Units.
10.Modification, Amendment, and Termination of Performance Share Units
Except as set forth in Section 12(b) hereof and the Plan, this Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part if such modification or termination would materially and adversely alter or impair the rights or obligations of a Grantee under this Award Agreement, without the consent of the Grantee.
11.Notices
Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (a) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (b) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (c) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (d) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
(i)    If to the Company at the address below:
Evoqua Water Technologies Corp.
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Phone: (724) 772-0044
Attention:    General Counsel
(ii)    If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.
12.Award Agreement Subject to Plan, Clawback Policy, and Applicable Law
(a)This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement and as further described in Section 18 hereof. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.
(b)For the avoidance of doubt, with respect to any Grantee outside of the U.S., if the application of the vesting provisions as set forth in Sections 4(c)-(e) hereof is invalid or impracticable under applicable local law, the terms of Sections 4(c)-(e) hereof shall either be amended or be deemed not to apply to such Grantee, as determined in the sole discretion of the Committee. All determinations made and actions taken with respect to this Section 12(b) shall be made in the sole discretion of the Committee.
(c)Notwithstanding anything in this Award Agreement to the contrary, the Grantee acknowledges and agrees that this Award Agreement and the award of Performance Share Units described herein are subject to the terms and conditions of any Company clawback policy as may be in effect from time to time, including, without limitation, any such policy specifically implemented pursuant to Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded).
(d)This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.
13.Section 409A
The Performance Share Units are intended to be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto. Any references to the Grantee’s Termination shall mean a Termination that constitutes a separation from service of the Grantee for purposes of Treasury Regulation Section 1.409A-1(h).
14.    Non-U.S. Addendum
Notwithstanding any provisions in this document to the contrary, the Performance Share Units will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if the Grantee is not a resident of any of the countries listed on Appendix A as of the Date of Grant, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Award Agreement.
15.Headings and Capitalized Terms
Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.
16.Severability and Reformation
If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.
17.Binding Effect
This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.
18.Entire Agreement
This Award Agreement, together with the Plan, and, to the extent incorporated herein and subject to the last sentence of this Section 18, the applicable provisions of any applicable Employment Agreement that would result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Performance Share Units, supersede all prior written and oral agreements and understandings among the parties as to its subject matter and constitute the entire agreement of the parties with respect to the subject matter hereof; provided, however, that this Section 18 shall not apply to any of Grantee’s obligations relating to non-disclosure or non-use of confidential or proprietary information, non-disparagement, non-solicitation, non-hire and non-competition under any Restrictive Agreement to which the Grantee is bound. If there is any conflict between the Notice, this Award Agreement, the Employment Agreement and the Plan, then the applicable terms of the Plan shall govern; provided, however, that to the extent the applicable provisions of the Employment Agreement would result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Performance Share Units, subject to the last sentence of this Section 18, the Employment Agreement shall govern (to the extent not inconsistent with the terms of the Plan). Notwithstanding anything to the contrary in this Award Agreement, any Performance Share Units granted herein or that have been granted to Grantee pursuant to any other Award Agreement relating to Performance Share Units (including PSUs granted to Grantee by the Company on May 18, 2021) shall be subject to the applicable provisions of any applicable Employment Agreement regarding vesting of equity awards (and the execution and non-revocation of any release of claims relating thereto) including to the extent such provisions result in more favorable vesting or provide for other accelerated vesting terms applicable to the Grantee’s Performance Share Units; provided, however, that such more favorable vesting provisions in the Employment Agreement shall not apply with respect to the determination as to the amount or number of Performance Share Units that become earned by Grantee based on the achievement of the applicable performance metrics relating to the PSUs (which such earned PSU amount shall be solely determined pursuant to the terms of the applicable Award Agreement).

19.Waiver
Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.